EXHIBIT 99.1

Contact:  Neenah Paper, Inc.

 Bill McCarthy

 Vice President — Financial Analysis and Investor Relations

 678-518-3278

Neenah Paper Declares Quarterly Dividend and Announces Annual Shareholders Meeting on May 19, 2010

ALPHARETTA, GEORGIA — May 3, 2010 — Neenah Paper, Inc. (NYSE: NP) announced today that its Board of Directors declared a regular quarterly cash dividend of $0.10 per share on the company’s common stock. The dividend is payable on June 2, 2010 to stockholders of record as of close of business on May 14, 2010.

In addition, the Company announced that its 2010 Annual Meeting of Shareholders will be held on Wednesday, May 19, 2010, at 10:00 a.m., Eastern Time. The Annual Meeting will be held at Neenah Paper’s corporate office, located at 3460 Preston Ridge Road, Alpharetta, Georgia. Common stockholders of record as of end of business on March 31, 2010 are eligible to vote at the meeting.

About Neenah Paper, Inc.

Neenah Paper is a leading global manufacturer of premium, performance- based papers and specialty products used in a variety of applications including filtration, printing and writing, and as backing and component materials for various specialized industrial and consumer applications. Products are marketed under well-known brands such as CLASSIC®, ENVIRONMENT®, CRANE®, KIMDURA®, Gessner®, JET-PRO® SofStretch™ and varitess®. Based in Alpharetta, Georgia, the company has paper manufacturing operations in the United States and Germany.  Additional information about Neenah Paper can be found at the company’s web site, www.neenah.com